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                                                                      EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


    Subsidiary of the Company is Whidbey Island Bank, Oak Harbor, Washington

 Subsidiary of the Bank is WIB Financial Services, Inc., Oak Harbor, Washington